www.TractorSupply.com

TRACTOR SUPPLY COMPANY DECLARES QUARTERLY DIVIDEND

BRENTWOOD, Tenn., February 6, 2024 – Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today announced that its Board of Directors declared a quarterly cash dividend of $1.10 per share of the Company’s common stock. This represents an increase of 7 percent versus the prior quarterly dividend rate of $1.03 per share.

“The strong and consistent cash flow of Tractor Supply supports our 15th year of consecutive dividend increases. This increase reflects our Board’s continued confidence in our Life Out Here strategy to generate shareholder value, while investing for our future,” said Edna Morris, Tractor Supply’s Chairman of the Board.

The dividend will be paid on March 12, 2024 to stockholders of record of the Company’s common stock as of the close of business on February 26, 2024.

About Tractor Supply Company
For 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 291 on the Fortune 500. The Company’s more than 50,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As of December 30, 2023, the Company operated 2,216 Tractor Supply stores in 49 states. For more information on Tractor Supply, visit www.tractorsupply.com.

Tractor Supply Company also owns and operates Petsense by Tractor Supply, a small-box pet specialty supply retailer providing products and services for pet owners. As of December 30, 2023, the Company operated 198 Petsense by Tractor Supply stores in 23 states. For more information on Petsense by Tractor Supply, visit www.Petsense.com.